Exhibit 99.2

July 31, 2013

Lipocine Inc. Announces Closing of $38 Million Private Placement to Advance its Oral Testosterone Product Portfolio

SALT LAKE CITY—(BUSINESS WIRE)—Lipocine, Inc. (OTCBB:MBARD), a specialty pharmaceutical company, announced today that it has closed its previously announced private placement with institutional investors. In the private placement, Lipocine issued and sold approximately 6.3 million shares of its common stock at $6.00 per share for aggregate gross proceeds of approximately $38.0 million. Proceeds from the private placement will be used primarily to advance Lipocine’s oral testosterone portfolio, LPCN 1021 and LPCN 1111.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSEMKT:LTS), served as the exclusive placement agent on the private placement.

In connection with the private placement, Lipocine has agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act of 1933, as amended, covering the resale of the shares of common stock, within 30 days after the closing. The shares of common stock to be issued and sold pursuant to the securities purchase agreements have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Lipocine Inc.

Lipocine Inc. is a specialty pharmaceutical company developing innovative products for use in men’s and women’s health using its proprietary drug delivery technologies. Lipocine’s lead product candidate, LPCN 1021, is Phase III ready and is targeted to treat symptoms of low testosterone for men in need of testosterone replacement therapy. This product candidate is designed to provide twice-a-day oral dosing. Additional pipeline candidates include LPCN 1111, a next generation longer-acting oral testosterone therapy product and LPCN 1107, potentially the first oral product for the prevention of preterm birth. On July 24, 2013, Lipocine successfully completed a reverse merger with Marathon Bar Corp. The combined company is focused solely on the business of Lipocine. Lipocine will trade under the symbol “MBARD” on the OTCBB until on or about August 22, 2013, when it will be quoted under the symbol “LPCN” on the OTCBB.

Forward-Looking Statements

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to the proposed use of proceeds and the potential benefits of Lipocine’s product candidates. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation the risks related to Lipocine’s need for additional capital in the future; the receipt of regulatory approvals and other risks detailed in Lipocine’s filings with the U.S. Securities and Exchange Commission, including without limitation its Current Report on Form 8-K, dated July 24, 2013.

Contacts

Lipocine Inc.

Jerry Simmons

Corporate Business Development Officer

801-994-7383 x2110

gts@lipocine.com